SENSATA TECHNOLOGIES REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS

Swindon, United Kingdom – October 26, 2021 - Sensata Technologies (NYSE: ST), a global industrial technology company and leading provider of sensor-rich solutions that create insights for customers, today announced financial results for its third quarter ended September 30, 2021.
Operating results for the third quarter of 2021 compared to the third quarter of 2020 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was $951.0 million, an increase of $162.7 million, or 20.6%, compared to $788.3 million in the third quarter of 2020.
•Revenue increased 16.6% from the third quarter of 2020 on an organic basis, which excludes a 1.7% increase from foreign currency exchange rates and a 2.3% increase from acquisitions versus the prior-year period.
Operating income:
•Operating income was $161.3 million, or 17.0% of revenue, an increase of $34.5 million, or 27.2%, compared to operating income of $126.8 million, or 16.1% of revenue, in the third quarter of 2020.
•Adjusted operating income was $201.0 million, or 21.1% of revenue, an increase of $46.2 million, or 29.8%, compared to adjusted operating income of $154.8 million, or 19.6% of revenue, in the third quarter of 2020.
Earnings per share:
•Earnings per share was $0.53, an increase of $0.04, or 8.2%, compared to earnings per share of $0.49 in the third quarter of 2020.
•Adjusted earnings per share was $0.87, an increase of $0.21, or 31.8%, compared to adjusted earnings per share of $0.66 in the third quarter of 2020.
•Changes in foreign currency exchange rates decreased Sensata's adjusted earnings per share by $0.01 in the third quarter of 2021 compared to the prior-year period.
"Sensata’s third quarter revenues reflect a continuation of strong growth associated with recovery across our heavy vehicle, industrial, and aerospace markets. Sensata’s automotive revenue also grew over the same period last year due to significant outgrowth and channel replenishment despite production declines due to constraints stemming from semiconductor and other component shortages,” said Jeff Cote, CEO and President of Sensata. “Sensata’s resilient and focused organization has enabled us to quickly and effectively adapt to continually evolving market conditions and broad supply chain disruptions to deliver these strong financial results. In addition, we are continuing to make good progress on our long-term growth strategy as evidenced by the pending acquisitions of Spear Power Systems in Clean Energy Solutions and SmartWitness in Sensata Insights."
Operating results for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was a record $2,886.2 million, an increase of $747.1 million, or 34.9%, compared to $2,139.1 million in the nine months ended September 30, 2020.
•Revenue increased 29.9% from the nine months ended September 30, 2020 on an organic basis, which excludes a 3.0% increase from foreign currency exchange rates and a 2.0% increase from acquisitions versus the prior-year period.
Operating income:
•Operating income was $483.5 million, or 16.8% of revenue, an increase of $300.0 million, or 163.4%, compared to operating income of $183.6 million, or 8.6% of revenue, in the nine months ended September 30, 2020.
•Adjusted operating income was $608.4 million, or 21.1% of revenue, an increase of $242.0 million, or 66.0%, compared to adjusted operating income of $366.5 million, or 17.1% of revenue, in the nine months ended September 30, 2020.
Earnings per share:
•Earnings per share was $1.58, an increase of $1.31 compared to earnings per share of $0.27 in the nine months ended September 30, 2020.
•Adjusted earnings per share was $2.68, an increase of $1.32, or 97.1%, compared to adjusted earnings per share of $1.36 in the nine months ended September 30, 2020.
•Changes in foreign currency exchange rates did not have a meaningful impact on Sensata's adjusted earnings per share in the nine months ended September 30, 2021 compared to the prior-year period.
Sensata generated $125.3 million of operating cash flow in the third quarter of 2021 compared to $123.1 million in the prior-year period. The Company's free cash flow totaled $88.5 million in the third quarter of 2021 compared to $99.8 million in the prior-year period.
Sensata generated $393.2 million of operating cash flow in the nine months ended September 30, 2021 compared to $293.3 million in the prior-year period. The Company's free cash flow totaled $292.8 million in the nine months ended September 30, 2021 compared to $213.4 million in the prior-year period.

Segment Performance

	For the three months ended September 30,		For the nine months ended September 30,
$ in 000s	2021	2020	2021	2020
Performance Sensing
Revenue	$706,466	$580,936	$2,162,830	$1,534,832
Operating income	$193,742	$151,626	$591,650	$347,428
% of Performance Sensing revenue	27.4%	26.1%	27.4%	22.6%

Sensing Solutions
Revenue	$244,555	$207,377	$723,379	$604,255
Operating income	$75,262	$58,229	$218,705	$170,545
% of Sensing Solutions revenue	30.8%	28.1%	30.2%	28.2%

Guidance
"Sensata delivered strong financial performance in the third quarter, posting 20.6% revenue growth and 29.8% adjusted operating income growth from the prior-year period," said Paul Vasington, EVP and CFO of Sensata. “For the fourth quarter of 2021, we expect revenue of $895 to $925 million and adjusted EPS of $0.76 to $0.82. Although there is still uncertainty in several of the markets that we serve due to supply chain challenges, we are confident in our ability to navigate these disruptions and we intend to resume our balanced capital allocation approach that includes both M&A and share repurchases."

Q4 2021 Guidance
$ in millions, except EPS	Q4-21 Guidance	Q4-20	Y/Y Change
Revenue	$895 - $925	$906.5	(1)% - 2%
organic growth			(3)% - 0%
Adjusted Operating Income	$180 - $190	$195.6	(8)% - (3)%
Adjusted Net Income	$121 - $131	$134.7	(10)% - (3)%
Adjusted EPS	$0.76 - $0.82	$0.85	(11)% - (4)%
Versus the prior-year period, Sensata expects that changes in foreign currency exchange rates will increase revenue by approximately $2.6 million at the midpoint and adjusted EPS by approximately $0.02 at the midpoint for the fourth quarter of 2021.
Conference Call and Webcast
Sensata will conduct a conference call today at 8:00 a.m. Eastern Time to discuss its third quarter 2021 financial results and its outlook for the fourth quarter of 2021. The dial-in numbers for the call are 1-844-784-1726 or 1-412-380-7411. Callers should reference the "Sensata Q3 2021 Financial Results Conference Call." A live webcast of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until November 2, 2021. To access the replay, dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 10160754.

About Sensata Technologies
Sensata Technologies is a leading industrial technology company that develops sensors, sensor-based solutions, including controllers and software, and other mission-critical products to create valuable business insights for customers and end users. For more than 100 years, Sensata has provided a wide range of customized, sensor-rich solutions that address complex engineering requirements to help customers solve difficult challenges in the automotive, heavy vehicle & off-road, industrial, and aerospace industries. With more than 19,000 employees and operations in 13 countries, Sensata’s solutions help to make products safer, cleaner and more efficient, more electrified, and more connected. For more information, please visit Sensata’s website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted earnings per share (“EPS”), adjusted operating income, adjusted operating margin, free cash flow, organic revenue growth, market outgrowth, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), net debt, and net leverage ratio. We also refer to changes in certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods and measured on either a reported, constant currency, or an organic basis, the latter of which excludes the net impact of acquisitions and divestitures for the 12-month period following the respective transaction date(s) and the effect of foreign currency exchange rate differences between the comparative periods. Such changes are also considered non-GAAP measures.
Adjusted net income (or loss) is defined as net income (or loss), determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EPS is calculated by dividing adjusted net income (or loss) by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted operating income (or loss) is defined as operating income (or loss), determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted operating margin is calculated by dividing adjusted operating income (or loss) by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Free cash flow is defined as net cash provided by/(used in) operating activities less additions to property, plant and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or for the accelerated repayment of debt obligations.
Organic revenue growth (or decline) is defined as the reported percentage change in net revenue, calculated in accordance with U.S. GAAP, excluding the period-over-period impact of foreign exchange rate differences as well as the net impact of material acquisitions and divestitures for the 12-month period following the respective transaction date(s). We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted EBITDA is defined as net income (or loss), determined in accordance with U.S. GAAP, excluding interest expense, net, provision for (or benefit from) income taxes, depreciation expense, amortization of intangible assets, and the following non-GAAP adjustments, if applicable: (1) restructuring related and other, (2) financing and other transaction costs, (3) deferred gain or loss on derivative instruments, and (4) step-up inventory amortization.
Net debt is defined as total debt, finance lease, and other financing obligations less cash and cash equivalents. We believe net debt is a useful measure to management and investors in understanding trends in our overall financial condition.
Net leverage ratio is defined as net debt divided by last twelve months (LTM) adjusted EBITDA. We believe the net leverage ratio is a useful measure to management and investors in understanding trends in our overall financial condition.

Safe Harbor Statement
This earnings release contains "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995, which relate to future events and are subject to risks and uncertainties. The forward-looking statements, which address the Company’s expected business and financial performance and financial condition, among other matters, may contain words or phrases such as: “believe,” “continue,” “expect,” “look ahead,” “predict,” or “will,” and other words and phrases of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about expected earnings, revenues, growth, liquidity or other financial matters, together with any statements related in any way to the COVID-19 pandemic including its impact on the Company. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, no assurance can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this earnings release, including, without limitation, the following: future risks and existing uncertainties associated with the COVID-19 pandemic, which continues to have a significant adverse impact on our operations including, depending on the specific location, full or partial shutdowns of our facilities as mandated by government decree, government actions limiting our ability to adjust certain costs, significant travel restrictions, “work-from-home” orders, limited availability of our workforce, supplier constraints, supply chain interruptions, logistics challenges and limitations, and reduced demand from certain customers; uncertainties associated with a protracted economic slowdown that could negatively affect the financial condition of our customers and suppliers; uncertainties and volatility in the global capital markets; political, economic, military and other risks in countries outside of the United States; the impact of general economic conditions, geopolitical conditions and U.S. trade policies, legislation, trade disputes, treaties and tariffs, including those affecting China, on the Company’s business operations; risks associated with the improper conduct by any of our employees, customers, suppliers, distributors or any other business partners which could impair our business reputation and financial results and could result in our non-compliance with anti-corruption laws and regulations of the U.S. government and various foreign jurisdictions; changes in exchange rates of the various currencies in which the Company conducts business; the Company’s ability to obtain a consistent supply of materials, at stable pricing levels; changes in defense expenditures in the military market, including the impact of reductions or changes in the defense budgets of U.S. and foreign governments; the Company’s ability to compete successfully on the basis of technology innovation, product quality and performance, price, customer service and delivery time; the Company’s ability to continue to conceive, design, manufacture and market new products and upon continuing market acceptance of its existing and future product lines; difficulties and unanticipated expenses in connection with purchasing and integrating newly acquired businesses, including the potential for the impairment of goodwill and other intangible assets; events beyond the Company’s control that could lead to an inability to meet its financial covenants under its credit arrangements; the Company’s ability to access the capital markets on favorable terms, including as a result of significant deterioration of general economic or capital market conditions, or as a result of a downgrade in the Company’s credit rating; changes in interest rates; governmental export and import controls that certain of our products may be subject to, including export licensing, customs regulations, economic sanctions or other laws; cybersecurity threats or incidents that could arise on our information technology systems that could disrupt business operations and adversely impact our reputation and operating results and potentially lead to litigation and/or governmental investigations; changes in fiscal and tax policies, audits and examinations by taxing authorities, laws, regulations and guidance in the United States and foreign jurisdictions; any difficulties in protecting the Company’s intellectual property rights; and litigation, customer claims, product recalls, governmental investigations, criminal liability or environmental matters. In addition, the extent to which the COVID-19 pandemic will continue to impact our business and financial results going forward will be dependent on future developments such as the length and severity of the crisis, the potential resurgence of the crisis, future government actions in response to the crisis and the overall impact of the COVID-19 pandemic on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable.

A further description of these uncertainties and other risks can be found in the Company's 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and the Company’s other reports filed with the SEC. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Net revenue	$951,021	$788,313	$2,886,209	$2,139,087
Operating costs and expenses:
Cost of revenue	628,922	530,255	1,922,556	1,509,104
Research and development	40,060	33,423	118,929	98,115
Selling, general and administrative	85,784	75,747	249,728	217,698
Amortization of intangible assets	34,571	32,562	101,492	98,397
Restructuring and other charges, net	345	(10,519)	9,956	32,197
Total operating costs and expenses	789,682	661,468	2,402,661	1,955,511
Operating income	161,339	126,845	483,548	183,576
Interest expense, net	(45,137)	(44,129)	(134,393)	(124,340)
Other, net	(9,403)	9,194	(47,788)	(1,511)
Income before taxes	106,799	91,910	301,367	57,725
Provision for income taxes	21,840	15,181	49,759	15,106
Net income	$84,959	$76,729	$251,608	$42,619

Net income per share:
Basic	$0.54	$0.49	$1.59	$0.27
Diluted	$0.53	$0.49	$1.58	$0.27

Weighted-average ordinary shares outstanding:
Basic	158,394	157,220	158,122	157,335
Diluted	159,479	157,979	159,351	157,990

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$1,958,144	$1,861,980
Accounts receivable, net of allowances	662,751	576,647
Inventories	551,628	451,005
Prepaid expenses and other current assets	130,141	90,340
Total current assets	3,302,664	2,979,972
Property, plant and equipment, net	805,202	803,825
Goodwill	3,301,947	3,111,349
Other intangible assets, net	859,367	691,549
Deferred income tax assets	78,597	84,785
Other assets	156,981	172,722
Total assets	$8,504,758	$7,844,202

Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt, finance lease and other financing obligations	$6,632	$757,205
Accounts payable	427,271	393,907
Income taxes payable	32,830	19,215
Accrued expenses and other current liabilities	363,087	324,830
Total current liabilities	829,820	1,495,157
Deferred income tax liabilities	306,703	259,857
Pension and other post-retirement benefit obligations	43,621	48,002
Finance lease and other financing obligations, less current portion	27,000	27,931
Long-term debt, net	4,214,388	3,213,747
Other long-term liabilities	73,603	94,022
Total liabilities	5,495,135	5,138,716
Total shareholders' equity	3,009,623	2,705,486
Total liabilities and shareholders' equity	$8,504,758	$7,844,202

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the nine months ended September 30,
	2021	2020
Cash flows from operating activities:
Net income	$251,608	$42,619
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	94,361	94,216
Amortization of debt issuance costs	5,142	5,026
Share-based compensation	18,871	14,212
Loss on debt financing	30,066	—
Amortization of intangible assets	101,492	98,397
Deferred income taxes	(2,070)	(11,600)
Unrealized loss on derivative instruments and other	17,359	5,876
Changes in operating assets and liabilities, net of effects of acquisitions	(123,603)	44,592
Net cash provided by operating activities	393,226	293,338

Cash flows from investing activities:
Acquisitions, net of cash received	(414,959)	(64,452)
Additions to property, plant and equipment and capitalized software	(100,410)	(79,939)
Investment in debt and equity securities	(4,655)	(24,794)
Other	3,919	10,717
Net cash used in investing activities	(516,105)	(158,468)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	20,016	2,237
Payment of employee restricted stock tax withholdings	(8,987)	(2,335)
Proceeds from borrowings on debt	1,001,875	1,150,000
Payments on debt	(760,768)	(406,568)
Payments to repurchase ordinary shares	—	(35,175)
Payments of debt financing costs	(33,093)	(6,957)
Net cash provided by financing activities	219,043	701,202
Net change in cash and cash equivalents	96,164	836,072
Cash and cash equivalents, beginning of period	1,861,980	774,119
Cash and cash equivalents, end of period	$1,958,144	$1,610,191

Revenue by Business, Geography, and End Market (Unaudited)

(percent of total revenue)	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Performance Sensing	74.3%	73.7%	74.9%	71.8%
Sensing Solutions	25.7%	26.3%	25.1%	28.2%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Americas	39.0%	41.4%	37.8%	40.1%
Europe	24.7%	26.8%	26.8%	26.6%
Asia/Rest of World	36.3%	31.8%	35.4%	33.3%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Automotive*	52.3%	58.9%	54.6%	56.3%
Heavy vehicle and off-road	23.0%	15.8%	21.5%	16.6%
Industrial	11.2%	11.1%	10.5%	11.5%
Appliance and heating, ventilation and air-conditioning	6.6%	6.0%	6.4%	6.4%
Aerospace	3.6%	4.0%	3.5%	4.7%
All other	3.3%	4.2%	3.5%	4.5%
Total	100.0%	100.0%	100.0%	100.0%
*    Includes amounts reflected in the Sensing Solutions segment as follows: $9.5 million and $7.8 million of revenue in the three months ended September 30, 2021 and 2020, respectively, and $33.0 million and $23.3 million of revenue in the nine months ended September 30, 2021 and 2020, respectively.
Market Outgrowth (Unaudited)

	For the three months ended September 30, 2021				For the nine months ended September 30, 2021
	Reported Growth	Organic Growth	End Market Growth		Reported Growth	Organic Growth	End Market Growth
Automotive	7.0%	5.2%	(21.6%)	*	30.7%	27.3%	9.1%	*
Heavy vehicle and off-road	75.1%	58.9%	31.4%		74.8%	59.5%	35.3%
*    Excludes Toyota, adjusted for Sensata's geographic mix.

GAAP to Non-GAAP Reconciliations
The following unaudited tables provide a reconciliation of the difference between each of the non-GAAP financial measures referenced herein and the most directly comparable U.S. GAAP financial measure. Amounts presented in these tables may not appear to recalculate due to the effect of rounding.
Operating income and margin, income tax, net income, and earnings per share

($ in thousands, except per share amounts)	For the three months ended September 30, 2021
	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$161,339	17.0%	$21,840	$84,959	$0.53
Non-GAAP adjustments:
Restructuring related and other	5,426	0.6%	(47)	5,379	0.03
Financing and other transaction costs	(972)	(0.1%)	3,546	1,723	0.01
Step-up depreciation and amortization	32,656	3.4%	—	32,656	0.20
Deferred loss on derivative instruments	2,567	0.3%	1,100	10,162	0.06
Amortization of debt issuance costs	—	—%	—	1,716	0.01
Deferred taxes and other tax related	—	—%	1,971	1,971	0.01
Total adjustments	39,677	4.2%	6,570	53,607	0.34
Adjusted (non-GAAP)	$201,016	21.1%	$15,270	$138,566	$0.87

($ in thousands, except per share amounts)	For the three months ended September 30, 2020
	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$126,845	16.1%	$15,181	$76,729	$0.49
Non-GAAP adjustments:
Restructuring related and other (1)	(5,555)	(0.7%)	10,042	4,992	0.03
Financing and other transaction costs	1,842	0.2%	—	1,842	0.01
Step-up depreciation and amortization	31,467	4.0%	—	31,467	0.20
Deferred loss/(gain) on derivative instruments	212	0.0%	—	(5,926)	(0.04)
Amortization of debt issuance costs	—	—%	—	1,763	0.01
Deferred taxes and other tax related	—	—%	(7,272)	(7,272)	(0.05)
Total adjustments	27,966	3.5%	2,770	26,866	0.17
Adjusted (non-GAAP)	$154,811	19.6%	$12,411	$103,595	$0.66
(1)    Includes an $11.7 million gain recognized upon release of excess accrual following the September 2020 settlement of patent infringement litigation with Wasica. Refer to our 2020 Annual Report on Form 10-K for additional information.

($ in thousands, except per share amounts)	For the nine months ended September 30, 2021
	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$483,548	16.8%	$49,759	$251,608	$1.58
Non-GAAP adjustments:
Restructuring related and other	15,689	0.5%	(333)	19,596	0.12
Financing and other transaction costs (1)	6,143	0.2%	—	35,795	0.22
Step-up depreciation and amortization	96,036	3.3%	—	96,036	0.60
Deferred loss on derivative instruments	7,002	0.2%	—	13,464	0.08
Amortization of debt issuance costs	—	—%	—	5,142	0.03
Deferred taxes and other tax related (2)	—	—%	5,893	5,893	0.04
Total adjustments	124,870	4.3%	5,560	175,926	1.10
Adjusted (non-GAAP)	$608,418	21.1%	$44,199	$427,534	$2.68

(1)    Includes a $30.1 million loss recognized in the first quarter of 2021 related to the early redemption of our 6.25% Senior Notes due 2026 at 103.125%. The loss primarily includes the payment of $23.4 million for the early redemption premium, with the remaining loss representing write-off of debt discounts and deferred financing costs. The loss is presented in other, net in our condensed consolidated statement of operations.
(2)    Includes $10.9 million of current tax expense related to the repatriation of profit from certain Asian subsidiaries to their parent company in the Netherlands. The decision to repatriate these profits was the result of our goal to reduce our balance sheet exposure and corresponding earnings volatility related to changes in foreign currency exchange rates as well as to fund our deployment of capital.

($ in thousands, except per share amounts)	For the nine months ended September 30, 2020
	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$183,576	8.6%	$15,106	$42,619	$0.27
Non-GAAP adjustments:
Restructuring related and other (1)	79,041	3.7%	(8,337)	76,778	0.49
Financing and other transaction costs	7,195	0.3%	—	7,195	0.05
Step-up depreciation and amortization	95,635	4.5%	—	95,635	0.61
Deferred loss/(gain) on derivative instruments	1,021	0.0%	—	(4,969)	(0.03)
Amortization of debt issuance costs	—	—%	—	5,026	0.03
Deferred taxes and other tax related	—	—%	(7,803)	(7,803)	(0.05)
Total adjustments	182,892	8.6%	(16,140)	171,862	1.09
Adjusted (non-GAAP)	$366,468	17.1%	$31,246	$214,481	$1.36
(1)    Includes a $29.6 million loss recorded through cost of revenue related to the patent infringement case brought by Wasica and $26.5 million of charges recognized related to the Q2 2020 Global Restructure Program. We settled the litigation brought by Wasica in the third quarter 2020. Refer to our 2020 Annual Report on Form 10-K for additional information.

Non-GAAP adjustments by location in statements of operations

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020

Cost of revenue (1)	$4,012	$746	$9,465	$38,071
Selling, general and administrative	3,023	6,806	10,664	19,228
Amortization of intangible assets	32,297	30,933	94,785	93,396
Restructuring and other charges, net (2)	345	(10,519)	9,956	32,197
Operating income adjustments	39,677	27,966	124,870	182,892
Interest expense, net	1,716	1,763	5,142	5,026
Other, net (3)	5,644	(5,633)	40,354	84
Provision for income taxes (4)	6,570	2,770	5,560	(16,140)
Net income adjustments	$53,607	$26,866	$175,926	$171,862
(1)    The nine months ended September 30, 2020 includes a $29.2 million loss related to a judgment against us in a patent infringement case with Wasica Finance GmbH. We settled this litigation in the third quarter 2020. Refer to our 2020 Annual Report on Form 10-K for additional information.
(2)    The three months ended September 30, 2020 includes a gain of $11.7 million recorded upon the reversal of excess accrual related to the Wasica litigation. The nine months ended September 30, 2020 also includes an accrual of $12.1 million in the second quarter of 2020 related to additional damages awarded by the court to Wasica and $24.1 million of charges recognized in the second quarter 2020 related to the Q2 2020 Global Restructuring Program. Refer to our 2020 Annual Report on Form 10-K for additional information regarding this litigation and the restructuring program.
(3)    The nine months ended September 30, 2021 includes a $30.1 million loss recognized in the first quarter of 2021 related to the early redemption of our 6.25% Senior Notes due 2026 at 103.125%. The loss primarily includes the payment of $23.4 million for the early redemption premium, with the remaining loss representing write-off of debt discounts and deferred financing costs.
(4)    The nine months ended September 30, 2021 includes $10.9 million of current tax expense related to the repatriation of profit from certain Asian subsidiaries to their parent company in the Netherlands. The decision to repatriate these profits was the result of our goal to reduce our balance sheet exposure and corresponding earnings volatility related to changes in foreign currency exchange rates as well as to fund our deployment of capital.

Free cash flow

($ in thousands)	Three months ended September 30,		% Change	Nine months ended September 30,		% Change
	2021	2020		2021	2020
Net cash provided by operating activities	$125,295	$123,066	1.8%	$393,226	$293,338	34.1%
Additions to property, plant and equipment and capitalized software	(36,838)	(23,242)	(58.5%)	(100,410)	(79,939)	(25.6%)
Free cash flow	$88,457	$99,824	(11.4%)	$292,816	$213,399	37.2%

Adjusted EBITDA

		Three months ended September 30,		Nine months ended September 30,
(in thousands)	LTM	2021	2020	2021	2020
Net income	$373,275	$84,959	$76,729	$251,608	$42,619
Interest expense, net	181,810	45,137	44,129	134,393	124,340
Provision for income taxes	36,008	21,840	15,181	49,759	15,106
Depreciation expense	125,825	31,528	28,928	94,361	94,216
Amortization of intangible assets	132,644	34,571	32,562	101,492	98,397
EBITDA	849,562	218,035	197,529	631,613	374,678
Non-GAAP Adjustments
Restructuring related and other	31,619	4,340	(5,050)	18,717	80,215
Financing and other transaction costs	34,963	(1,823)	1,842	35,795	7,195
Deferred loss/(gain) on derivative instruments	11,472	9,062	(5,926)	13,464	(4,969)
Adjusted EBITDA	$927,616	$229,614	$188,395	$699,589	$457,119
Net debt and leverage ratio

	As of:
($ in thousands)	September 30, 2021	December 31, 2020
Current portion of long-term debt, finance lease and other financing obligations (1)	$6,632	$757,205
Finance lease and other financing obligations, less current portion	27,000	27,931
Long-term debt, net	4,214,388	3,213,747
Total debt, finance lease, and other financing obligations	4,248,020	3,998,883
Less: Discount, net of premium	(5,652)	(9,605)
Less: Deferred financing costs	(27,953)	(28,114)
Total Gross indebtedness	4,281,625	4,036,602
Less: Cash and cash equivalents	1,958,144	1,861,980
Net Debt	$2,323,481	$2,174,622

Adjusted EBITDA (LTM)	$927,616	$685,146
Net leverage ratio	2.5	3.2
(1)    On February 3, 2021, we announced that we intended to redeem in full the $750.0 million aggregate principal amount outstanding on our 6.25% Senior Notes due 2026. Because we had not issued our 2020 Annual Report on Form 10-K, we determined that these notes should be classified as current on our consolidated balance sheet as of December 31, 2020.

Guidance

	For the three months ending December 31, 2021
($ in millions, except per share amounts)	Operating Income		Net Income		EPS
	Low	High	Low	High	Low	High
GAAP	$140.5	$148.5	$72.8	$80.3	$0.46	$0.50
Restructuring related and other	5.5	6.0	5.5	6.0	0.03	0.04
Financing and other transaction costs	2.5	3.0	2.5	3.0	0.02	0.02
Step-up depreciation and amortization	31.5	32.5	31.5	32.5	0.20	0.20
Deferred (gain)/loss on derivative instruments (1)	—	—	—	—	—	—
Amortization of debt issuance costs	—	—	1.7	1.7	0.01	0.01
Deferred taxes and other tax related	—	—	7.0	7.5	0.04	0.05
Non-GAAP	$180.0	$190.0	$121.0	$131.0	$0.76	$0.82
Weighted-average diluted shares outstanding (in millions)					160	160
(1) We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected operating results. In prior periods, such adjustments have been significant to our reported GAAP earnings.

# # #
Investors:		Media:
Jacob Sayer		Alexia Taxiarchos
(508) 236-1666		(508) 236-1761
jsayer@sensata.com		ataxiarchos@sensata.com